As filed with the Securities and Exchange Commission on July 9, 1999

Registration No. 33-33058

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLD KENT FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-1986608
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

111 Lyon Street, N.W.
Grand Rapids, Michigan 49503
(616) 771-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mary E. Tuuk	Copies of	Gordon R. Lewis
Senior Vice President and Secretary	Communications to:	Warner Norcross & Judd LLP
Old Kent Financial Corporation		900 Old Kent Building
111 Lyon Street, N.W.		111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487		Grand Rapids, Michigan 49503-2487
(616) 771-5272		(616) 752-2752

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
Upon filing with the Securities and Exchange Commission

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] ___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

PROSPECTUS

OLD KENT

OLD KENT FINANCIAL CORPORATION

DIVIDEND REINVESTMENT PLAN

                    The Dividend Reinvestment Plan provides record holders of Old Kent common stock with a convenient method of purchasing additional shares of common stock by automatically reinvesting the cash dividends received on their shares of common stock without payment of any brokerage commission or service charge. If you participate in the plan, you may make optional cash payments of $25 or more (up to a maximum of $5,000 per calendar quarter) to purchase common stock.

                    Shares purchased under the plan may be newly issued shares or shares purchased for participants in the open market, at our option. Newly issued shares will be purchased at a price equal to the average of the high and low prices of Old Kent common stock reported on the New York Stock Exchange on the investment date. Shares purchased for participants in the plan in the open market will be purchased at the market price of the common stock on the New York Stock Exchange.

                    Old Kent is a regional bank holding company. Our principal executive offices are located at One Vandenberg Center, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503, and our telephone number is (616) 771-5000. Our common stock is traded on the New York Stock Exchange under the trading symbol "OK."

                    This prospectus relates to an offering of shares of Common Stock, $1 par value, registered for purchase under the plan. Please retain this prospectus for future reference.

                    Our common stock is not the obligation of or guaranteed or endorsed by any bank. It does not constitute a bank deposit. It is not federally insured or protected by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other governmental agency. Investment in our common stock, as with any investment in common stock, involves investment risks, including the risk of possible loss of value.

                    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

July 9, 1999

DIVIDEND REINVESTMENT PLAN

Purpose of the Plan

                    The purpose of the plan is to provide holders of Old Kent's common stock with a convenient and economical method of purchasing additional shares of common stock by automatically reinvesting the cash dividends received on their shares of common stock. If you participate in the plan, you may make optional supplemental investments in the form of a cash payment of $25 or more (up to a maximum of $5,000 per calendar quarter) for investment in common stock. See "Supplemental Investments." Shares of common stock to be purchased under the plan will be made available from our authorized but unissued shares. Alternatively, we may purchase shares of common stock for participants in the open market. See "Purchase of Shares."

                    The plan does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to depend upon our earnings, financial requirements and other factors.

Advantages of the Plan

                    If you are a shareholder and you enroll in the plan, you will have all cash dividends on your shares of common stock automatically reinvested in shares of common stock. The price of all shares of common stock purchased under the plan will be based on the prices of the common stock reported on the New York Stock Exchange. See "Price of Shares." You will not incur any brokerage commissions, fees or service charges in connection with purchases of shares under the plan. The plan permits cash dividends to be fully invested because fractions of shares, as well as full shares, of common stock are credited to your account under the plan. In addition, cash dividends paid on whole shares, and any fraction of a share, of common stock credited to your account are reinvested in the same manner.

                    If you participate in the plan, you will have the opportunity to make optional supplemental investments to the plan, up to a maximum of $5,000 per calendar quarter, to be invested in shares of common stock in the same manner as reinvested dividends. See "Supplemental Investments."

                    If you participate in the plan, you can avoid the inconvenience, risk and expense of safekeeping certificates for shares credited to your account under the plan. See "Issuance of Certificates." In addition, you may also deposit certificates for shares held in your own name into your account under the plan. This will allow the safekeeping service to extend to all of your shares. See "Certificate Deposit." We will furnish you with quarterly statements of your account to provide simplified record keeping. See "Reports to Participants."

Administration of the Plan

                    Our wholly-owned subsidiary, Old Kent Bank (the "Bank"), will administer the plan for you, keep records, send quarterly statements of account to you and perform other clerical duties relating to the plan. Shares of common stock purchased by you under the plan are registered in the name of the Bank or its nominee, as custodian, and credited to your account under the plan.

                    Although shares purchased under the plan are registered in the name of the Bank or its nominee, you may continue to hold your current shares in your own name. However, if you participate in the plan, you may deposit certificates for shares of common stock held in your own name to your account under the plan at no cost. See "Certificate Deposit."

Independent Agent

                    We will appoint an independent agent from time to time to execute purchases and sales of common stock on behalf of the plan and its participants for purchases and sales to be made in the open market. See "Purchase of Shares" and "Withdrawal from the Plan." The independent agent will be a registered broker-dealer or bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. The independent agent will not be our affiliate, and neither we nor any affiliate will exercise any direct or indirect control or influence over the times when or the prices at which, the independent agent may purchase our common stock for the plan, the amount of common stock to be purchased, or the manner in which the common stock is to be purchased.

Eligibility

                    All record holders of common stock are eligible to participate in the plan, except as described in this section.

                    We may deny you participation in the plan if you live in a jurisdiction that imposes conditions upon the plan which are unacceptable to us, or you fail to provide acceptable proof to us of your country of residence. If you wish to participate in the plan, you must certify your country of residence in the authorization form accompanying this prospectus and agree to notify the Bank if such country of residence changes. Upon receipt of the authorization form, the Bank will notify you within a reasonable time if the plan is not available in the country in which you reside.

                    You may not elect to participate in the plan with respect to less than all shares of common stock held of record by you on and after the date of enrollment. Accordingly, if you enroll in the plan you will have all cash dividends on all shares of Old Kent common stock you hold of record or in the plan, including shares acquired after the date of enrollment, and including any shares of common stock purchased through a supplemental investment, reinvested in accordance with the plan.

                    If you are a beneficial owner of shares of common stock and your shares are registered in the name of a bank, broker or nominee and you wish to participate in the plan, you must become a shareholder of record by having the shares transferred into your own name or by purchasing shares in your own name.

Entry Into the Plan

                    If you are a shareholder, you may enroll in the plan at any time by completing and signing an authorization form and returning it to the Bank. Once enrolled in the plan, you will continue to be enrolled without further action, unless you move to a country in which the plan is not available or you give written notice to the Bank that you wish to withdraw from participation. See "Withdrawal from the Plan."

Authorization Form

                    The authorization form authorizes the Bank to receive all of your cash dividends on all shares of common stock registered in your name, as well as all cash dividends on all shares credited to your account under the plan, and directs the Bank to invest all the dividends in shares of common stock under the plan. The authorization form also requires you to certify your country (if other than the United States) of residence and to notify the Bank promptly if such country of residence changes.

Commencement of Dividend Reinvestment

                    Record dates for determining the record holders of common stock entitled to receive cash dividends declared on the common stock are chosen by our board of directors and are usually in the months of February, May, August and November of each year. If your authorization form is received by the Bank before a dividend record date, the reinvestment of your dividends will begin with the payment of that dividend. If the authorization form is received by the Bank on or after the dividend record date, the reinvestment of dividends will not start until payment of the next dividend. Dividend record dates will vary from time to time, and may be chosen in months other than February, May, August and November. You can minimize the possibility of missing a desired entry date by delivering an authorization form to the Bank before the first day of a dividend month in which you desire to begin participation in the plan.

Supplemental Investments

                    If you participate in the plan, you may invest in shares of common stock under the plan by making a supplemental investment in the form of a cash payment. The minimum supplemental investment is $25, and your supplemental investments may not exceed $5,000 per calendar quarter (any three-month period ending March 31, June 30, September 30 or December 31). The $25 minimum supplemental investment requirement does not apply to, and you may make a supplemental investment with, cash received from us as payment for fractional shares of our common stock that are issued by us in connection with a merger or other acquisition involving us or our affiliates.

                    Your supplemental investment must be received by the Bank no later than three business days prior to an investment date to be invested on the investment date. See "Investment Dates." Otherwise, your supplemental investment will be held by the Bank and invested on the next investment date. See "Purchase of Shares." You will not incur any brokerage commissions or service charges in connection with shares purchased with supplemental investments. Shares of common stock purchased with supplemental investments will be held, and the dividends from such shares will be reinvested, in the same manner as all other shares purchased through the plan.

                    You may make supplemental investments by forwarding a check or money order to the Bank together with a payment form which will accompany each statement of account. All checks and money orders for supplemental investments should be made payable to "Old Kent Bank, Administrator for the Old Kent Financial Corporation Dividend Reinvestment Plan." You have no obligation to make supplemental investments, and may cease or resume making supplemental investments at any time.

                    No interest will be paid on amounts held pending supplemental investments. You should transmit supplemental investments so they reach the Bank at least three business days before an investment date.

                    Supplemental investments received from you and other participants by the Bank will be held in a segregated escrow account for the benefit of the participants. The escrow account will not be subject to any liens, any creditor claims, any bankruptcy proceedings if Old Kent files for bankruptcy or any other claims against Old Kent. The supplemental investments will be transmitted to the escrow account by the opening of business on the next business day if the funds are received before noon, and by noon of the next business day if the funds are received after noon.

                    If shares of common stock are not purchased within 35 days of the receipt of your supplemental investment, the Bank will mail you a check in the amount of the unapplied supplemental investment, without interest. See "Purchase of Shares."

                    Any supplemental investment will be refunded if your written request for a refund is received by the Bank no later than 48 hours prior to the investment date on which the supplemental investment would otherwise be invested. However, no refund of a check or money order will be made until the funds have been actually received by the Bank. Accordingly, such refunds may be delayed several weeks from the original date of your request.

Investment Dates

                    The plan's investment date is the 15th of each calendar month or, if the 15th is not a day on which the New York Stock Exchange is open for business, the next day on which it is open for business.

Payment of Dividends to the Bank

                    If you participate in the plan, when dividends are paid on the common stock, we will promptly pay to the Bank all dividends payable for all shares of common stock held by you in the plan and all shares credited to your account under the plan, subject to any applicable tax withholding requirements. See "Federal Income Tax Consequences."

Purchase of Shares

                    On each investment date, we will make shares of common stock available for purchase under the plan from our authorized but unissued shares. Alternatively, we may choose, in our sole discretion, that shares of common stock to be purchased under the plan will be purchased in the open market. To the extent we are making shares available for purchase under the plan, the Bank will purchase the shares from us. To the extent we are not making shares available for purchase under the plan, the Bank will cause the independent agent to purchase shares of common stock in the open market.

                    For purchases made in the open market, on each investment date, the Bank will pay over to the independent agent the dividends received in accordance with "Payment of Dividends to the Bank" above, together with all supplemental investments received at least three business days before the investment date. See "Payment of Dividends to the Bank" and

"Supplemental Investments." The independent agent will use these funds to purchase shares of common stock on that investment date or as soon as possible after that investment date.

                    If at any time we determine not to make shares available for purchase under the plan and the independent agent is unable to purchase shares in the open market (by reason of the operation of applicable laws, the closing of the securities markets or any other temporary curtailment or suspension of open market purchases), neither we nor the Bank will have any liability to any participant arising out of the inability to make purchases at that time. If shares of common stock are not purchased: (i) within 30 days after a dividend payment date; or (ii) within 35 days of the receipt of a supplemental investment, the Bank will mail to each participant a check in the amount of the unapplied cash dividends and supplemental investments, without interest.

Price of Shares

                    The price of all shares of common stock purchased with reinvested dividends or supplemental investments, whether made available by us or purchased in the open market, will be based on the prices of the common stock reported on the New York Stock Exchange. The price per share of shares purchased from us under the plan will be the average of the high and low prices of the common stock reported on the investment date. The price per share of any shares purchased in the open market will be the market price of such shares.

Allocation of Shares

                    Shares of common stock purchased with reinvested dividends or supplemental investments will be allocated by the Bank among the accounts of all participants in the plan. If you participate, the number of shares that will be allocated to your account following any investment date will depend on the amount of your dividends and supplemental investments (if any) available for investment on that date and the purchase price of the shares. Your account will be credited with a number of shares (including fractions computed to three decimal places) equal to the total funds to be invested for you, divided by the applicable purchase price (also computed to three decimal places).

Costs of Participation

                    You will not pay any brokerage commissions, fees or service charges in connection with purchases of shares of common stock under the plan. We pay all costs of administration of the plan. However, if you request an expedited sale of the shares credited to your account upon your withdrawal from the plan, you will be required to pay a fee for administrative costs and any applicable transfer taxes. See "Withdrawal from the Plan."

Reports to Participants

                    If you participate in the plan, you will receive quarterly statements of account listing all purchases credited to your account during a calendar quarter as well as cumulative account information. These statements are your record of the costs of the purchases of common stock made for your account under the plan and should be retained for income tax purposes. You will also receive the most current prospectus for the plan and all communications sent to our shareholders, including our quarterly and annual reports, notices of meetings of shareholders, proxy statements and Internal Revenue Service information for reporting dividend income.

Issuance of Certificates

                    Shares of common stock purchased under the plan for your account will be registered in the name of the Bank, or one of its nominees. Certificates for shares purchased under the plan will not be issued to you unless requested. This custodial service will help to protect you against the risk of loss, theft or destruction of stock certificates.

                    Certificates for any number of whole shares credited to your account under the plan will be issued at any time upon your written request to the Bank. Any remaining whole shares and fractions of shares will continue to be credited to your account. Certificates for fractions of shares will not be issued to you under any circumstances. You will receive a cash payment instead of any fractional share credited to your account in the event of your withdrawal from or the termination of the plan. See "Withdrawal from the Plan" and "Amendment and Termination of the Plan."

                    Your account under the plan will be maintained in the name in which your shares of common stock were registered at the time you enrolled in the plan. Certificates issued at your request will be similarly registered, and dividends paid on shares represented by such certificates will continue to be reinvested in accordance with the plan.

                    Shares credited to your account under the plan may not be pledged. If you wish to pledge shares credited to your account, you must request certificates for those shares from the Bank.

Gift/Transfer of Shares Within the Plan

                    If you wish to transfer the ownership of all or part of your shares held under the plan to a plan account for another person, whether by gift, private sale or otherwise, you may effect such transfer by mailing a properly completed gift/transfer form, along with an executed stock power and an authorization form completed by the transferee to the Bank. Transfers of less than all of your shares must be made in whole share amounts. No fraction of a share may be transferred unless your entire account is transferred. Requests for transfer are subject to the same requirements as the transfer of common stock certificates. Gift/transfer forms, stock power forms and authorization forms are available upon request from the Bank.

                    If you transfer shares held by you under the plan, the shares will continue to be held by the Bank under the plan. An account will be opened in the name of the transferee, if he or she is not already a participant under the plan, and the transferee will automatically be enrolled in the plan.

                    The transferee will receive a statement showing the number of shares transferred to and held in the transferee's plan account.

Certificate Deposit

                    If you participate in the plan, you may also deposit common stock certificates held by you into your plan account. This will allow the safekeeping service to extend to all of your shares. We suggest that you use some form of insured mail when mailing your certificates to the Bank for deposit. The deposit transaction will be reflected on your next statement.

Sale or Transfer of Shares Registered in a Participant's Name

                    If you sell or transfer all shares of common stock registered in your name (those for which you hold certificates), you will continue to be enrolled in the plan, and dividends on the shares credited to your account under the plan will continue to be reinvested, until you notify the Bank that you wish to withdraw from the plan.

Stock Dividends and Stock Splits

                    Any shares distributed by us to a plan participant pursuant to a stock dividend or stock split on shares of common stock credited to a participant's account under the plan will be added to the participant's account. Stock dividends or stock split shares distributed on shares registered in a participant's name may, at our option, be deposited to the participant's plan account or be mailed or delivered directly to the participant in the same manner as to shareholders who are not participating in the plan. See "Issuance of Certificates."

Voting of Shares Held Under the Plan

                    If you participate in the plan, you are entitled to direct the voting of all whole and fractional shares of common stock credited to your account. Prior to each meeting of our shareholders, you will be sent a proxy or request for voting instructions which will enable you to instruct the Bank with respect to the voting of your shares on each matter to be considered and voted upon at the meeting of shareholders. If you return a proxy or request form to the Bank properly signed and marked for voting, all whole and fractional shares credited to your plan account will be voted as marked. If no instructions are received from you on a properly signed and returned proxy or request form for any item on the request form, all of your shares will be voted in accordance with the recommendations of our management. If a proxy or request form is not returned or is returned unsigned, none of your shares will be voted.

                    If you wish to attend a meeting of our shareholders and vote shares of common stock credited to your plan account in person, you must request a proxy from the Bank before the meeting. The Bank's proxy will entitle you to vote in person all whole shares of common stock credited to your plan account.

                    Shares of common stock registered in your name may be voted in person or by proxy in the same manner as shares held by non-participating shareholders, and the voting of shares registered in your name will not be affected by the voting procedures applicable to shares held by the Bank under the plan.

Withdrawal from the Plan

                    You may withdraw from the plan at any time by notifying the Bank in writing that you wish to withdraw from participation. All certificates or cash payments described below will be sent to you within 30 days from the Bank's receipt of your notice of withdrawal.

                    Upon your withdrawal from the plan, you will be sent a certificate for all whole shares and a cash payment for any fraction of a share credited to your account under the plan as of the date of withdrawal. The cash payment for a fraction of a share will be computed by multiplying the fraction by the average of the high and low prices of the common stock reported on the New York Stock Exchange on the date of your withdrawal from the plan.

                    If you withdraw from the plan, you may request in the notice of withdrawal to the Bank that all shares, both whole and fractional, credited to your account under the plan be sold by the independent agent. Unless you expressly request an expedited sale, the Bank will forward to you, on the first investment date following the Bank's receipt of your notice of withdrawal and request for sale, a check in the amount of the number of whole and fractional shares of common stock credited to your account as of such investment date, multiplied by the price of shares of common stock purchased under the plan on that date. If you expressly request an expedited sale, the Bank will place a sell order with the independent agent for your account as soon as practicable after processing your request for withdrawal. Following the completion of the sale, the Bank will forward to you a check in the amount of the proceeds of the sale, less a service fee to cover actual administrative costs, and less any applicable transfer taxes payable with respect to the sale.

Amendment and Termination of the Plan

                    We reserve the right to suspend, amend or terminate the plan at any time. All participants will receive notice of any such suspension, amendment or termination. No suspension, amendment or termination of the plan will affect any previously executed transaction.

                    Upon the termination of the plan, each participant will receive a certificate for all whole shares, and a cash payment for any fraction of a share, credited to the participant's account under the plan as of the date of termination. The cash payment for a fraction of a share will be computed by multiplying the fraction by the average of the high and low prices of the common stock reported on the New York Stock Exchange on the termination date.

Federal Income Tax Consequences

                    In general, if you participate in the plan, you have the same federal income tax consequences as other holders of common stock with respect to dividends payable on shares credited to your plan account and on shares held by you directly. Under Internal Revenue Service rulings applicable to dividend reinvestment plans similar to the plan, you will be treated for federal income tax purposes as having received, on each investment date which includes the payment of dividends, a dividend equal to the full amount of the cash dividend payable on such date with respect to the shares credited to your plan account and the shares held by you directly even though that amount is not actually received by you in cash but, instead, is applied to the purchase of shares for your account.

                    In the case of shares of common stock purchased by the independent agent in the open market pursuant to the plan, any brokerage commissions and service charges paid by us in connection with any such purchase will be treated as additional dividend income to you.

                    The tax basis of shares acquired under the plan will be the purchase price for the stock plus any commissions, charges or mark-ups paid by us in connection with shares purchased in the open market. For shares acquired directly from us under the plan, the holding period begins the day after the applicable investment date. For shares acquired in the open market under the plan, the holding period begins on the purchase date.

                    You will not realize any taxable income upon receipt of certificates for whole shares credited to your account under the plan, either upon your request for such certificates or upon your withdrawal from or termination of the plan. However, if you receive the proceeds of a sale of any whole share sold for you upon your withdrawal from the plan, or if you receive a cash payment for a fractional share credited to your account upon withdrawal from or termination of the plan, you will realize gain or loss measured by the difference between the amount of the cash received and the price at which the whole or fractional share was credited to your account. Such gain or loss will be capital in character if the whole or fractional share was a capital asset.

                    In the case of a foreign shareholder who elects to have his or her dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such shareholder, less the amount of tax required to be withheld, will be applied to the purchase of shares of common stock under the plan.

                    Information for income tax purposes will be printed on all statements of account. For further information as to the tax consequences of participation in the plan, you should consult your own tax advisers.

Responsibility of Old Kent and the Bank Under the Plan

                    Old Kent and the Bank, in administering the plan, will not be liable for any act done in good faith or for any good faith omission to act, including without limitation any failure to terminate a participant's account upon the participant's death prior to receipt of written notice of such death.

                    You should recognize that neither Old Kent nor the Bank can assure you of a profit or protect you against a loss on the shares purchased under the plan.

Correspondence Regarding the Plan

                    All correspondence regarding the plan should be addressed to:

OLD KENT BANK
Shareholder Services
4420 44th Street, SE, Suite A
Grand Rapids, Michigan 49512-4011
1-616-771-5482
or
1-800-652-2657 (Ext. 771-5482)

                    Please refer to the Old Kent Financial Corporation Dividend Reinvestment Plan on all correspondence.

USE OF PROCEEDS

                    We have no basis for estimating precisely either the number of shares of common stock that ultimately may be sold pursuant to the plan or the prices at which such shares will be sold. However, we propose to use the net proceeds from the sale of authorized but unissued shares of common stock pursuant to the plan, when and as received, for general corporate purposes.

WHERE TO FIND MORE INFORMATION

                    We have filed a registration statement on Form S-3 to register with the SEC the common stock that may be offered by us using this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

                    We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The public may read and copy any reports, statements, or other information that we file at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                    The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

Corporation SEC Filings (File No. 0-14591)	Period
Annual Report on Form 10-K	Year ended December 31, 1998
Quarterly Report on Form 10-Q	Quarter ended March 31, 1999
Current Reports on Form 8-K	Dated February 25, 1999, March 15,
1999, March 18, 1999, April 15, 1999
and June 21, 1999
Registration Statement on Form 8-A (Stock)	Filed on November 2, 1998
Registration Statement on Form 8-A (Rights)	Filed on November 2, 1998
Registration Statement on Form 8-A/A	Filed on December 31, 1998

                    All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, and 15 of the Securities Exchange Act of 1934 between the date of this prospectus and prior to the termination of any offering of securities made by this prospectus are also incorporated by reference into this prospectus.

                    We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain such documents without charge by requesting them in writing or by telephone from the Bank at the following address:

                    Old Kent Bank
                    Shareholder Services
                    4420 44th Street, SE, Suite A
                    Grand Rapids, Michigan 49512-4011
                    Tel: 1-616-771-5482 or 1-800-652-2657 (ext. 771-5482)

                    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

                    You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus and neither the delivery of this prospectus to you nor the issuance of common stock under it shall create any implication to the contrary.

                    No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus in connection with the securities offered by this prospectus. If given, such information or representation should not be relied upon as having been authorized. This prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction. Neither the delivery of this prospectus nor any sales made pursuant to this prospectus shall under any circumstances create any implication that there has been no change in the information contained in this prospectus or in our affairs since the date of this prospectus.

INDEMNIFICATION

                    Our Restated Articles of Incorporation and Bylaws provide for indemnification by us of our directors, officers and other persons under certain conditions. We have also entered into indemnification agreements with our directors which provide indemnification to the full extent permitted by law and we have purchased directors and officers liability insurance for the protection of our directors and officers.

                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Old Kent pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

                    The expenses payable by Old Kent in connection with the issuance and distribution of the securities being registered are estimated to be:

Registration Fee (for initial Registration Statement)	$ 2,010
Legal Fees and Expenses	5,000
Accountant's Fees and Expenses	1,000
Printing Fees and Expenses	3,000
Blue Sky Fees and Expenses	1,000
Miscellaneous Expenses	1,000

TOTAL	$13,010

Item 15.  Indemnification of Directors and Officers

                    Under Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines, and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

                    Old Kent is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the full extent permitted under the MBCA. Old Kent may similarly indemnify persons who are not directors or executive officers to the extent authorized by Old Kent's Board of Directors.

                    The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of the corporation) arising out of a position with the corporation (or with some other entity at the corporation's request); and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by or in the right of the corporation, unless the director or officer is found liable to the corporation, provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding.

                    The MBCA generally requires that the indemnification provided for in (a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conducts, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA, or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit, or proceeding other than an action, suit, or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

                    In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

                    Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Old Kent's Restated Articles of

Incorporation, Bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

                    The MBCA permits Old Kent to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Old Kent, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Old Kent maintains such insurance on behalf of its directors and officers.

                    Old Kent has entered into indemnity agreements with each of its directors. The agreements provide that Old Kent will indemnify the director, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding, including a proceeding brought by or in the name of Old Kent (such as a shareholder derivative suit), brought by reason of the fact that the indemnitee was serving as a director, officer, employee, agent or fiduciary of Old Kent or by reason of any action taken by the indemnitee while serving as a director, officer, employee, agent, or fiduciary of Old Kent, or by reason of the fact that the indemnitee was serving at the request of Old Kent in a similar capacity with another entity, if such expenses and costs may be indemnified under the MBCA. In accordance with Old Kent's Restated Articles and Bylaws, the agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director meeting the applicable standards of conduct set forth in the indemnity agreements.

Item 16.  Exhibits

Exhibit Number                                    Description

4.1	Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Corporation's Form S-4 Registration Statement filed June 5, 1998.

4.2	Bylaws. Incorporated by reference to Exhibit 3.2 to the Corporation's Form 8-K Current Report dated March 15, 1999.

4.3	Rights Agreement. Incorporated by reference to an exhibit to the Corporation's Form 8-A/A Registration Statement filed December 31, 1998.

4.4	Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Incorporated by reference to Exhibit 4.3 to the Corporation's Form 8-K filed March 5, 1997.

5	Opinion of Warner Norcross & Judd LLP as to the legality of the securities being registered. Incorporated by reference to Exhibit 5 to the Corporation's Form S-3 Registration Statement (Registration No. 33-33058) filed on February 8, 1990.

23(a)	Consent of Arthur Andersen LLP. Incorporated by reference to Exhibit 23 to the Corporation's Form 10-K for the year ended December 31, 1998.

23(b)	Consent of Warner Norcross & Judd LLP. (See Exhibit 5).

24	Powers of Attorney.

99(a)	Authorization Form. Incorporated by reference to Exhibit 99(a) to Post-Effective Amendment No. 1 to the Corporation's Form S-3 Registration Statement filed October 20, 1995.

99(b)	Form of Letter to Shareholders and Summary Brochure Concerning the Plan. Incorporated by reference to Exhibit 99(b) to Post-Effective Amendment No. 1 to the Corporation's Form S-3 Registration Statement filed October 20, 1995.

99(c)	Old Kent Financial Corporation Dividend Reinvestment Plan. Set forth in full in the prospectus.

Item 17.  Undertakings

          (a)    The registrant hereby undertakes:

         (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

         (i)    To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

         (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on July 9, 1999.

OLD KENT FINANCIAL
CORPORATION

By /s/ Albert T. Potas
Senior Vice President, Investor
Relations and Strategic Planning

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Name and Title

July 9, 1999	*/s/ Richard L. Antonini
Richard L. Antonini
Director

July 9, 1999	*/s/ John D. Boyles
John D. Boyles
Director

July 9, 1999	*/s/ William P. Crawford
William P. Crawford
Director

July 9, 1999	*/s/ Richard M. DeVos, Jr.
Richard M. DeVos, Jr.
Director

July 9, 1999	*/s/ William G. Gonzalez
William G. Gonzalez
Director

July 9, 1999	*/s/ James P. Hackett
James P. Hackett
Director

July 9, 1999	*/s/ Erina Hanka
Erina Hanka
Director

July 9, 1999	*/s/ Michael J. Jandernoa
Michael J. Jandernoa
Director

July 9, 1999	*/s/ Kevin T. Kabat
Kevin T. Kabat
Vice Chairman of the Board and Director

July 9, 1999	*/s/ Fred P. Keller
Fred P. Keller
Director

July 9, 1999	*/s/ John P. Keller
John P. Keller
Director

July 9, 1999	*/s/ Hendrik G. Meijer
Hendrik G. Meijer
Director

July 9, 1999	*/s/ Percy A. Pierre
Percy A. Pierre
Director

July 9, 1999	*/s/ Marilyn J. Schlack
Marilyn J. Schlack
Director

July 9, 1999	*/s/ Peter F. Secchia
Peter F. Secchia
Director

July 9, 1999	*/s/ David J. Wagner
David J. Wagner
Chairman of the Board, President, Chief
Executive Officer, and Director (Principal
Executive Officer)

July 9, 1999	*/s/ Margaret Sellers Walker
Margaret Sellers Walker
Director

July 9, 1999	*/s/ Robert H. Warrington
Robert H. Warrington
Vice Chairman of the Board and Director

July 9, 1999	*/s/ Mark F. Furlong
Mark F. Furlong
Executive Vice President and Chief
Financial Officer (Principal Financial and
Accounting Officer)

July 9, 1999	*By /s/ Albert T. Potas
Albert T. Potas
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number                                    Description

4.1	Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Corporation's Form S-4 Registration Statement filed June 5, 1998.

4.2	Bylaws. Incorporated by reference to Exhibit 3.2 to the Corporation's Form 8-K Current Report dated March 15, 1999.

4.3	Rights Agreement. Incorporated by reference to an exhibit to the Corporation's Form 8-A/A Registration Statement filed December 31, 1998.

4.4	Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Incorporated by reference to Exhibit 4.3 to the Corporation's Form 8-K filed March 5, 1997.

5	Opinion of Warner Norcross & Judd LLP as to the legality of the securities being registered. Incorporated by reference to Exhibit 5 to the Corporation's Form S-3 Registration Statement (Registration No. 33-33058) filed on February 8, 1990.

23(a)	Consent of Arthur Andersen LLP. Incorporated by reference to Exhibit 23 to the Corporation's Form 10-K for the year ended December 31, 1998.

23(b)	Consent of Warner Norcross & Judd LLP. (See Exhibit 5).

24	Powers of Attorney.

99(a)	Authorization Form. Incorporated by reference to Exhibit 99(a) to Post-Effective Amendment No. 1 to the Corporation's Form S-3 Registration Statement filed October 20, 1995.

99(b)	Form of Letter to Shareholders and Summary Brochure Concerning the Plan. Incorporated by reference to Exhibit 99(b) to Post-Effective Amendment No. 1 to the Corporation's Form S-3 Registration Statement filed October 20, 1995.

99(c)	Old Kent Financial Corporation Dividend Reinvestment Plan. Set forth in full in the prospectus.